Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 3, 2025 with respect to the consolidated financial statements of Apollomics Inc. included in the Annual Report on Form 20-F for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

San Francisco, CA

March 6, 2026